Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Proxy Statement/Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-4 of Leo Holdings Corp. of our report dated March 25, 2019 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the balance sheets of Leo Holdings Corp. as of December 31, 2018 and 2017, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2018 and for the period from November 29, 2017 (date of inception) through December 31, 2017, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

June 13, 2019